EXHIBIT 2(g)(1)

CORIENT REGISTERED ALTERNATIVES FUND

ADVISORY AGREEMENT

ADVISORY AGREEMENT (this “Agreement”) dated November 15, 2024, between Corient Registered Alternatives Fund, a Delaware statutory trust (the “Fund”), and Segall Bryant & Hamill, LLC, a Delaware limited liability company (the “Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	APPOINTMENT OF ADVISER

The Fund hereby appoints the Adviser, subject to the supervision of the Trustees of the Fund and the terms of this Agreement, as the investment adviser for the Fund. The Adviser accepts such appointment and agrees to render the services and to assume the obligations set forth in this Agreement commencing on its effective date. The Adviser will be an independent contractor and will have no authority to act for or represent the Fund in any way or otherwise be deemed an agent unless expressly authorized in this Agreement or another writing by the Fund and the Adviser.

2.	DUTIES OF THE ADVISER

a.
Subject to the general supervision of the Trustees of the Fund and the terms of this Agreement, the Adviser will, at its own expense, manage the investments and determine the composition of the assets of the Fund not otherwise allocated or reallocated to one or more investment subadvisers, subject always to the direction and control of the Trustees of the Fund, and in accordance with the Fund’s registration statement, as amended, or as subsequently amended in writing. In fulfilling its obligations to manage the investments and reinvestments of the assets of the Fund, the Adviser, with respect to the assets not allocated and reallocated to a subadviser:

i.
will obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual investment funds, companies or industries the securities of which are included in the Fund or are under consideration for inclusion in the Fund;

ii.
will formulate and implement a continuous investment program for the Fund consistent with the investment objectives and related investment policies for the Fund as described in the Fund’s registration statement, as amended, or as subsequently amended in writing;

iii.
will take whatever steps are necessary to implement these investment programs by the negotiation, when applicable, and the purchase and sale of securities, instruments and other assets (including the placing of orders or the usage of special purpose vehicles for such purchases and sales), entering into derivative transactions to the extent authorized by a Fund’s registration statement and by managing all cash in the Fund (collectively, “Assets”);

iv.
will manage collateral levels, loan commitments and/or capital calls, as may be applicable, in connection with the investment and reinvestment of the assets of the Fund. The Adviser will provide instructions to the custodian for the Fund (the “Custodian”) to post collateral and to call for collateral from counterparties, meet loan commitments and/or meet collateral calls, as necessary, and will arrange for the transmission to the Custodian on a daily basis such confirmation, trade tickets, and other identifying information (including, but not limited to, Cusip, Sedol, or other numbers that identify the Assets to be purchased or sold on behalf of the Fund) as may be reasonably necessary to enable the Custodian to perform its administrative and recordkeeping responsibilities with respect to the Fund. The Adviser will provide reports with respect to its collateral management, loan commitments and capital call investment activities as the Fund may, at any time or from time to time, reasonably request;

v.	will regularly report to the Trustees of the Fund with respect to the implementation of this investment program;

vi.
will provide assistance with and make recommendations for the fair value of Assets held by the Fund for which market quotations are not readily available. Such assistance may include, but not be limited to, providing the following:

(a)	terms and conditions for all new private Assets to the Adviser or a designated third-party valuation firm, electronically, upon purchase of each Asset;

(b)	updated financial statements, remittance reports, projected cash flows, and other information/updates which would be necessary to calculate prices of the Fund’s private Assets;

(c)	estimates of fair market value of the Fund’s private Assets each month as of the prior month end;

(d)
a review of all Asset valuations breaking the Adviser’s pre-defined threshold between the Adviser’s or a designated third-party valuation firm’s estimates of fair market value (for the most recent month end) and the Subadviser’s estimates of fair market value (as of the previous month end). Such reviews will include assisting in the identification of which model inputs have caused such price deviations and helping to resolve the differences with the Adviser and any designated Adviser’s third-party valuation firm; and

(e)	a review of an Asset’s price, from time to time, as requested by the Fund.

vii.
will furnish, at its expense: (i) all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully; and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Fund (excluding any such services that are the subject of a separate agreement as may from time to time be in effect between the Fund and the Adviser or another party);

viii.
will select brokers and dealers to effect all applicable transactions subject to the following conditions: the Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions if applicable; the Adviser is directed at all times to seek to execute brokerage transactions for the Fund in accordance with such policies or practices as may be established by the Trustees of the Fund and described in the Fund’s registration statement as amended; the Adviser may pay a broker-dealer which provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer, if the Adviser determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the particular transaction or the Adviser’s overall responsibilities with respect to accounts managed by the Adviser; and the Adviser may use for the benefit of its other clients, or make available to companies affiliated with the Adviser for the benefit of such companies or their clients, any such brokerage and research services that the Adviser obtains from brokers or dealers;

ix.
to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, on occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Adviser, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner the Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients; and

x.
will maintain all accounts, books and records with respect to the Fund as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”) and the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and the rules thereunder.

b.
Subject to the general supervision of the Trustees of the Fund and the terms of this Agreement, the Adviser will at its own expense, except as noted below, select and contract with one or more investment subadvisers (“Subadvisers”) to allocate and reallocate the Assets of the Fund, or a portion thereof, for such Subadviser to manage the investments and determine the composition of the Assets of the Fund; provided, that any contract with a Subadviser (a “Subadvisory Agreement”) shall be in compliance with and approved as required by the 1940 Act, except for such exemptions therefrom as may be granted to the Fund or the Adviser. Subject always to the direction and control of the Trustees of the Fund, the Adviser will monitor the Subadviser’s management of such portion of the Fund’s investment operations in accordance with the investment objectives and related investment policies, as set forth in the Fund’s registration statement with the Securities and Exchange Commission (the “SEC”), and review and report to the Trustees of the Fund on the performance of such Subadviser.

c.
The Adviser shall, with respect to the Assets not otherwise allocated and reallocated to the Subadviser, vote all proxies relating to the Fund’s Assets in accordance with the Fund’s proxy voting policies and procedures, which provide that the Adviser shall vote all proxies relating to Assets held by the Fund and, subject to the Fund’s policies and procedures, shall use proxy voting policies and procedures adopted by the Adviser in conformance with Rule 206(4)-6 under the Advisers Act. The Adviser shall review its proxy voting activities on a periodic basis with the Trustees

d.	The Adviser shall furnish to the Fund the following:

i.
Office and Other Facilities. - The Adviser shall furnish to the Fund office space in the offices of the Adviser or in such other place as may be agreed upon by the parties hereto from time to time, and all necessary office facilities and equipment;

ii.
Trustees and Officers. - The Adviser agrees to permit individuals who are directors, officers or employees of the Adviser to serve (if duly elected or appointed) as Trustees or President of the Fund, or in any other officer position with respect to the Fund, without remuneration from or other cost to the Fund.

iii.
Investment Personnel. - The Adviser shall furnish to the Fund any personnel necessary for the oversight and/or conduct of the investment operations of the Fund. For the elimination of doubt, however, the Adviser shall not be obligated to furnish to the Fund pursuant to this Agreement personnel for the performance of functions: (a) related to and to be performed under any other separate contract from time-to-time in effect between the Fund and the Adviser or another party for legal, accounting, administrative and any other non-investment related services; (b) related to and to be performed under the Fund contract for custodial, bookkeeping, transfer and dividend disbursing agency services by the bank or other financial institution selected to perform such services; or (c) related to the investment subadvisory services to be provided by any Subadviser pursuant to a Subadvisory Agreement.

iv.
Reports to Fund. - The Adviser shall furnish to, or place at the disposal of, the Fund such information, reports, valuations, analyses and opinions as the Fund may, at any time or from time to time, reasonably request or as the Adviser may deem helpful to the Fund, provided that the expenses associated with any such materials furnished by the Adviser at the request of the Fund shall be borne by the Fund.

e.	The Adviser shall not take custody, as such term is defined under Section 206(4)-2 of the Advisers Act, of, nor shall be the custodian for, the Fund or the Fund’s assets.

f.
In addition to negotiating and contracting with one or more Subadvisers as set forth in section (2)(b) of this Agreement and providing facilities, personnel and services as set forth in section (2)(c), the Adviser will pay the compensation of the President and Trustees of the Fund who are also directors, officers or employees of the Adviser or its affiliates.

g.
For the avoidance of doubt, if Adviser ceases to be an adviser to the Fund, all costs associated with the transfer of securities and other assets, and all other expenses incurred by Adviser to unwind Adviser from its advisory role with respect to the Fund, shall be borne by the Fund.

3.	EXPENSES ASSUMED BY THE FUND

The Fund will pay all expenses of its organization, operations and business not specifically assumed or agreed to be paid by the Adviser, as provided in this Agreement, or by a Subadviser, as provided in a Subadvisory Agreement. Without limiting the generality of the foregoing, in addition to certain expenses described in section 2 above, the Fund shall pay all other costs and expenses of its operations and business, including, without limitation, those relating to:

a.	calculating net asset value (including the cost and expenses of any independent valuation firm);

b.
expenses, including travel, entertainment, lodging and meal expenses, incurred by the Adviser, the Sub-Adviser, or members of their investment teams, or payable to third parties, in evaluating, developing, negotiating, structuring and performing due diligence on prospective portfolio companies, including such expenses related to potential investments that were not consummated, and, if necessary, enforcing the Fund’s rights;

c.
fees and expenses incurred by the Adviser, the Sub-Adviser, the administrator of the Fund (“Administrator”) or an affiliate thereof, payable to third parties, including agents, consultants or other advisers, in monitoring financial and legal affairs for the Fund and in conducting research and due diligence on prospective investments and equity sponsors, analyzing investment opportunities, structuring the Fund’s investments and monitoring investments and portfolio companies on an ongoing basis;

d.
any and all fees, costs and expenses incurred in connection with the incurrence of leverage and indebtedness of the Fund, including borrowings, dollar rolls, reverse purchase agreements, credit facilities, securitizations, margin financing and derivatives and swaps, and including any principal or interest on the Fund’s borrowings and indebtedness (including, without limitation, any fees, costs, and expenses incurred in obtaining lines of credit, loan commitments, and letters of credit for the account of the Fund and in making, carrying, funding and/or otherwise resolving investment guarantees);

e.	offerings, sales, and repurchases of the common shares of beneficial interest (the “Shares”) of the Fund and other securities;

f.	fees and expenses payable under any dealer manager and placement agent agreements, if any;

g.
administration fees and expenses, if any, payable under the administration agreement, by and between the Fund and the Administrator (the “Administration Agreement”), (including payments under the Administration Agreement between us and the Administrator, based upon the Fund’s allocable portion of the Administrator’s overhead in performing its obligations under the Administration Agreement, including rent and the allocable portion of the cost of the Fund’s chief financial officer and chief compliance officer, and their respective staffs);

h.	fees and expenses payable to the independent accountants retained by the Fund;

i.	costs incurred in connection with investor relations or board of directors relations;

j.	any applicable administrative agent fees or loan arranging fees incurred with respect to the Fund’s portfolio investments by the Adviser, the Sub-Adviser, the Administrator or an affiliate thereof;

k.
any and all fees, costs and expenses incurred in implementing or maintaining third-party or proprietary software tools, programs or other technology for the benefit of the Fund (including, without limitation, any and all fees, costs and expenses of any investment, books and records, portfolio compliance and reporting systems, general ledger or portfolio accounting systems and similar systems and services, including, without limitation, consultant, software licensing, data management and recovery services fees and expenses);

l.	transfer agent, dividend agent and custodial fees and expenses;

m.	federal and state registration fees;

n.	federal, state and local taxes;

o.	expenses of shareholders and Trustee meetings;

p.
fees and expenses of the Trustees of the Fund who are not “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of the Adviser, the Sub-Adviser or of the Fund (each, a “Non-Interested Trustee”), including reasonable travel, entertainment, lodging and meal expenses, and any legal counsel or other advisers retained by, or at the discretion or for the benefit of, the Non-Interested Trustees;

q.
compensation of the officers and Trustees of the Fund (other than persons serving as President or Trustee of the Fund, or as any other officer of the Fund, who are also directors, officers or employees of the Adviser or its affiliates);

r.
costs of preparing and filing reports or other documents required by regulatory or administrative bodies, and all fees, costs and expenses related to compliance-related matters (such as developing and implementing specific policies and procedures in order to comply with certain regulatory requirements) and regulatory filings related to the Fund’s activities and/or other regulatory filings, notices or disclosures of the Adviser and its affiliates relating to the Fund and its activities;

s.	costs of any reports, proxy solicitation materials or other notices to shareholders, including printing costs;

t.	fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums;

u.	direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors, tax preparers and outside legal costs;

v.	proxy voting expenses;

w.
all expenses relating to payments of dividends or interest or distributions in cash or any other form made or caused to be made by the Trustees of the Fund to or on account of holders of the securities of the Fund, including in connection with any dividend reinvestment plan or direct stock purchase plan;

x.	costs incurred in connection with the formation or maintenance of entities or vehicles to hold the Fund’s Assets for tax or other purposes;

y.	the allocated costs incurred by the Adviser, the Sub-Adviser and/or the Administrator in providing managerial assistance to those portfolio companies that request it;

z.	allocable fees and expenses associated with marketing efforts on behalf of the Fund;

aa.	association membership dues, as explicitly approved by the Trustees of the Fund;

bb.
all fees, costs and expenses of any litigation involving the Fund or its portfolio companies and the amount of any judgments or settlements paid in connection therewith, trustees and officers, liability or other insurance (including costs of title insurance) and indemnification (including advancement of any fees, costs or expenses to persons entitled to indemnification) or extraordinary expense or liability relating to Fund’s affairs;

cc.	fees, costs and expenses of winding up and liquidating the Fund’s assets; and

dd.	all other expenses incurred by the Fund or the Adviser in connection with administering the Fund’s business.

4.	COMPENSATION OF ADVISER

The Adviser shall be entitled to a fee with respect to the Fund as specified in Appendix A to this Agreement.

5.	NON-EXCLUSIVITY

The services of the Adviser to the Fund are not to be deemed to be exclusive, and the Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the directors, officers and employees of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees or employees of any other firm or corporation, including other investment companies.

6.	SUPPLEMENTAL ARRANGEMENTS

The Adviser may enter into arrangements with other persons affiliated with the Adviser to better enable it to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Adviser.

7.	LIABILITY OF THE ADVISER

In the absence of (a) willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, (b) reckless disregard by the Adviser of its obligations and duties hereunder, or (c) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), the Adviser shall not be subject to any liability whatsoever to the Fund, or to any shareholder for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Fund.

8.	INDEMNIFICATION

a.
Subject to Section 7 hereof, the Adviser, its members and their respective officers, managers, partners, agents, employees, controlling persons, members and any other person affiliated with any of them (collectively, the “Indemnitees”), shall not be liable to the Fund for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Fund, except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services. The Fund shall indemnify, defend and protect the Indemnitees (each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnitees in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Fund.

b.
Any indemnification or advancement of expenses made in accordance with this section shall not prevent the recovery from any Indemnitee of any amount if the Indemnitee subsequently is determined in a final judicial decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to the indemnification to be liable to the Fund or its shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Indemnitee.

c.
The rights of indemnification provided in this section shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this section shall affect the power of the Fund to purchase and maintain liability insurance on behalf of the Adviser or any Indemnitee.

9.	CONFLICTS OF INTEREST

It is understood that the Trustees, officers, agents and shareholders of the Fund are or may be interested in the Adviser as directors, officers, stockholders, or otherwise; that directors, officers, employees, agents and stockholders of the Adviser are or may be interested in the Fund as Trustees, officers, shareholders or otherwise; that the Adviser may be interested in the Fund; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement and Declaration of Trust of the Fund or the organizational documents of the Adviser or by specific provision of applicable law.

10.	REGULATION

The Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement and shall provide any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

11.	DURATION AND TERMINATION OF AGREEMENT

This Agreement shall become effective on the later of (i) its execution and (ii) the date of the meeting of the shareholders of the Fund, at which meeting this Agreement is approved by the vote of a “majority of the outstanding voting securities” (as defined in the 1940 Act) of the Fund. The Agreement will continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually either by the Trustees of the Fund or by the vote of a majority of the outstanding voting securities of the Fund provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the Fund who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

Following the effectiveness of the Agreement, if the Agreement terminates because the shareholders of the Fund fail to provide any requisite approval under the 1940 Act for the continued effectiveness of the Agreement, the Adviser will continue to act as investment adviser with respect to the Fund pending the required approval of the Agreement or its continuance or of a new contract with the Adviser or a different adviser or other definitive action; provided, that the compensation received by the Adviser in respect of the Fund during such period will be no more than its actual costs incurred in furnishing investment advisory and management services to the Fund or the amount it would have received under the Agreement in respect of the Fund, whichever is less; provided further, for the elimination of doubt, the failure of shareholders of the Fund to approve a proposed amendment to the Agreement is not a termination of the Agreement with respect to the Fund and, in such event, the Agreement shall continue with respect to the Fund as previously in force and effect.

This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Fund or by the vote of a majority of the outstanding voting securities of the Fund on sixty days’ written notice to the Adviser, or by the Adviser on sixty days’ written notice to the Fund. This Agreement will automatically terminate, without payment of any penalty, in the event of its “assignment” (as defined in the 1940 Act).

12.	PROVISION OF CERTAIN INFORMATION BY ADVISER

The Adviser will promptly notify the Fund in writing of the occurrence of any of the following:

a.
the Adviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

b.
the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund; and

c.	the chief executive officer or managing member of the Adviser or the portfolio manager of the Fund changes.

13.	REPRESENTATIONS AND WARRANTIES

The Adviser represents, warrants and agrees on a continuing basis the following:

1.	it is duly registered as an investment adviser under the Advisers Act;

2.	it has the authority to enter into this Agreement;

3.
it is duly authorized and empowered to perform its duties and obligations hereunder and that the terms of this Agreement do not constitute a breach of any obligations by which the Adviser is bound whether arising by contract, operation of law or otherwise.

14.	AMENDMENTS TO THE AGREEMENT

This Agreement may be amended only by the parties hereto, and only if such amendment is specifically approved by the vote of a majority of the Trustees of the Fund and by the vote of a majority of the Trustees of the Fund who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval shall be effective if a majority of the outstanding voting securities of the Fund vote to approve the amendment.

15.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties.

16.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

17.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Fund or Adviser in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this section. Notices shall be sent to:

If to the Adviser:

Segall Bryant & Hamill, LLC
c/o Corient
2 South Biscayne Boulevard, Suite 3200
Miami, Florida 33131

If to the Fund:

Corient Registered Alternatives Fund
2 South Biscayne Boulevard, Suite 3200
Miami, Florida 33131

18.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

19.	GOVERNING LAW

To the extent that state law is not preempted by the provisions of any law of the United States of America, all matters arising under or related to this Agreement shall be governed by, construed, interpreted and enforced in accordance with the internal laws of the State of Delaware.

20.	NAME OF THE FUND

The Fund may use the name “Corient”, “Corient Management LLC” or any name or names derived from or similar to such names only for so long as this Agreement remains in effect. At such time as this Agreement shall no longer be in effect, the Fund will (to the extent it lawfully can) cease to use such a name or any other name indicating that the Fund is advised by or otherwise connected with the Adviser. The Fund acknowledges that it has adopted the name Corient Registered Alternatives Fund through permission of the Adviser, and agrees that the Adviser reserves to itself and any successor to its business the right to grant the non-exclusive right to use the name “Corient” or any similar name or names to any other corporation or entity, including but not limited to any investment company of which the Adviser or any subsidiary or affiliate thereof shall be the investment adviser.

21.	LIMITATION OF LIABILITY UNDER THE DECLARATION OF TRUST

The Declaration of Trust establishing the Fund, dated September 30, 2024, together with all amendments thereto (the “Declaration”), provides that no Trustee, shareholder, officer, employee or agent of the Fund shall be subject to any personal liability in connection with Fund property or the affairs of the Fund and that all persons shall look solely to the Fund for satisfaction of claims of any nature arising in connection with the affairs of the Fund.

22.	CONFIDENTIALITY

a.
All information of or pertaining to the Fund whether stored on computer disk or as electronic media, to which the Adviser is given access or otherwise obtains in the course of its provision of the services under this Agreement, including but not limited to the Fund’s holdings and shareholder information (which includes, without limitation, names, addresses, telephone numbers, account numbers, demographic, financial and transactional information), is referred to as “Confidential Information.”

b.
The Adviser shall hold all Confidential Information in confidence and shall not disclose any Confidential Information to any person, unless otherwise permitted hereunder and Adviser shall not use any such Confidential Information for purposes other than in connection with the services provided under this Agreement.

c.
The Adviser agrees to treat the Fund’s holdings as Confidential Information in accordance with the applicable Fund’s procedures as such policy may be amended from time to time, and to prohibit its employees from disclosing or trading while in possession of any such Confidential Information.

d.
If the Adviser becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Adviser may disclose such Confidential Information to the extent legally required; provided, however, that Adviser shall (i) first notify the Fund of such legal process, unless such notice is prohibited by statute, rule or court order, (ii) attempt to obtain the Fund’s consent to such disclosure, and (iii) in the event consent is not given, agree to permit a motion to quash, or other similar procedural step, to frustrate the production or publication of information. In making any disclosure under such legal process, the parties agree to use commercially reasonable efforts to preserve the confidential nature of such information. Nothing herein shall require Adviser to fail to honor a validly issued subpoena, court or administrative order, or other legal requirement on a timely basis.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

CORIENT REGISTERED ALTERNATIVES FUND

By:	/s/ Paul Platkin
Name: Paul Platkin
Title: President

SEGALL BRYANT & HAMILL, LLC

By:	/s/ Carolyn Goldhaber
Name: Carolyn Goldhaber
Title: President

APPENDIX A

FEES

The fees payable to the Adviser by the Fund shall be as follows:

Adviser Fee

In consideration of the advisory and other services provided by the Adviser, the Fund will pay the Adviser a quarterly fee at an annual rate of 1.25% based on the value of the Fund’s net assets, calculated and accrued monthly as of the last business day of each month (the “Management Fee”). The Adviser will pay the Subadviser a subadvisory fee out of the Management Fee.

For purposes of determining the Management Fee payable to the Adviser, the value of the Fund’s Assets will be calculated prior to the inclusion of the Management Fee and Adviser Incentive Fee (if any, as discussed below) payable to the Adviser or to any purchases or repurchases of Shares or any distributions by the Fund. The Management Fee will be payable in arrears within thirty (30) business days after the completion of the net asset value computation for the applicable quarter.

Adviser Incentive Fee

At the end of each calendar year, the Adviser will be entitled to receive an “Adviser Incentive Fee” equal to 10% of the excess, if any, of (i) the net profits of the Fund for the relevant period over (ii) the then balance, if any, of the Loss Recovery Account (as defined below). For the purposes of the Adviser Incentive Fee and Loss Recovery Account, the term “net profits” shall mean the amount by which (i) the sum of (A) the net asset value of the Fund as of the end of such year, (B) the aggregate repurchase price of all Shares repurchased by the Fund during such year and (C) the amount of dividends and other distributions paid in respect of the Fund during such year and not reinvested in additional Shares through the Dividend Reinvestment Plan (the “DRP”) exceeds (ii) the sum of (X) the net asset value of the Fund as of the beginning of such year and (Y) the aggregate issue price of Shares of the Fund issued during such year (excluding any Shares issued in connection with the reinvestment through DRP of dividends paid, or other distributions made, by the Fund through the DRP).

The Fund will maintain a memorandum account (the “Loss Recovery Account”), which will have an initial balance of zero at the beginning of each year and will be (i) increased upon the close of each calendar month of the Fund by the amount of the net losses of the Fund for the month, before giving effect to any repurchases or distributions for such month, and (ii) decreased (but not below zero) upon the close of each calendar month by the amount of the net profits of the Fund for the month. For purposes of the Loss Recovery Account, the term “net losses” shall mean the amount by which (i) the sum of (A) the net asset value of the Fund as of the beginning of such month and (B) the aggregate issue price of shares of the Fund issued during such month (excluding any Shares issued in connection with the reinvestment of dividends paid, or other distributions made, by the Fund through the DRP) exceeds (ii) the sum of (X) the net asset value of the Fund as of the end of such month, (Y) the aggregate repurchase price of all shares repurchased by the Fund during such month and (Z) the amount of dividends and other distributions paid in respect of the Fund during such month and not reinvested in additional shares through the DRP. Shareholders will benefit from the Loss Recovery Account in proportion to their holdings of Shares. For purposes of the “net losses” calculation, the net asset value shall include unrealized appreciation or depreciation of investments and realized income and gains or losses and expenses (including offering and organizational expenses). Adviser Incentive Fees are accrued monthly and paid annually.

For the avoidance of doubt, any change in the net asset value of the Fund directly as a result of subscriptions or repurchases during each measurement period are not included for purposes of the “net profits” or “net losses” calculations.